Exhibit 99.1


          InterDigital Issues Revenue Guidance for Third Quarter 2005


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 25, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that it expects third quarter 2005 revenue from licensees and technology agreements to be in the range of approximately $34.5 million to $36 million.
    InterDigital anticipates third quarter 2005 recurring patent licensing royalty revenue to be between approximately $31 million and $32 million. This royalty guidance is based on per-unit royalty reports received from the majority of current licensees. In addition, the company expects its agreements with General Dynamics Decision Systems, Inc. and Philips Semiconductors B.V. to contribute an additional $3.5 million to $4.0 million to third quarter 2005 revenue.
    Richard Fagan, InterDigital's Chief Financial Officer, noted, "Today's guidance excludes the positive impact of any additional licensees that we expect to announce during third quarter 2005. In addition, we based our estimate of our performance on the Philips agreement on the initial scope of work."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market, performance and cost benefits, as well as product differentiation advantages to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.
    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to third quarter 2005 revenue including revenues from patent licensing royalties and revenues from General Dynamics and Philips. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified above, the potential receipt of new or updated royalty reports from current licensees, the potential execution of new license agreements, unanticipated revisions to our expectations related to our progress toward the completion of our agreement with General Dynamics and any additional services we may provide to General Dynamics, and unanticipated revisions to our expectations as to work under our agreement with Philips.



    CONTACT: InterDigital Communications Corporation
             Media:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             Investor:
             Janet Point, 610-878-7800
             janet.point@interdigital.com